Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Thimble Point Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Thimble Point Acquisition Corp. as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on January 11, 2021 (File No. 333-252150), of Thimble Point Acquisition Corp.

/s/ Marcum llp

Marcum llp

Melville, NY

February 1, 2021